Burnham Investors Trust
Form N-SAR for the Six Months Ended December 31, 2011

Sub-Item Item 77K: Changes in Registrant’s Certifying Accountant

On October 14, 2011, the Audit Committee approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to Burnham Investors Trust (the “Trust”).  PwC's reports on the Trust’s financial statements for the fiscal years ended December 31, 2009 and December 31, 2010 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  During the Trust’s fiscal years ended December 31, 2009 and December 31, 2010 and the interim period commencing January 1, 2011 and ending October 14, 2011, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the Trust’s financial statements for such years.  There were also no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K.

On October 14, 2011, the Audit Committee of the Board approved the engagement of Tait Weller & Baker, LLP (“Tait Weller”) as the independent registered public accountants to audit the Trust’s financial statements for the fiscal year ending December 31, 2011.  The Board of Trustees approved and ratified the Audit Committee’s selection at the November 17, 2011 meeting of the Board.  During the Trust’s fiscal years ended December 31, 2009 and December 31, 2010 and the interim period commencing January 1, 2011 and ending October 14, 2011, neither the Trust nor anyone on its behalf consulted Tait Weller on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304).